Exhibit 99.1

NEWS RELEASE – FOR IMMEDIATE RELEASE

Corporate Contact:	Investor Relations:

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael Branca, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Tom Gibson, Media Relations
Fax: 727-573-1100	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

ST.     PETERSBURG, FL – January 26, 2005 – MTS Medication Technologies (AMEX:MPP) today announced that Michael Branca will resign from the Company effective March 17, 2006. Terri Dunbar, the Company’s Controller and Principal Accounting Officer, will oversee financial operations until a replacement is named.

Todd Siegel, President and Chief Executive Officer, commented, “We are disappointed that Mike has decided to leave and appreciate all he has done for MTS. Mike has skillfully guided us through a particularly challenging period as we relocated our facilities. He has also built an excellent financial team, which will ensure a smooth transition as we search for his successor.”

“My time at MTS has been stimulating, rewarding and challenging,” Branca said. “The Company has outstanding business opportunities and a strategy to capitalize on them. My departure is for personal reasons, particularly my desire to return to the private equity markets. I have enjoyed working with the team at MTS and believe I will be leaving the Company with a strong financial team and balance sheet.”

Mr. Siegel concluded, “Terri Dunbar is extremely familiar with our Company and its financial operations. We are thankful to have someone of Terri’s capabilities while we seek a new CFO to join our management team as we continue to implement our growth strategies.”

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

_________________